Exhibit 99.1

NEWS RELEASE For immediate release Patrick Johnson 904 598 7422 PatrickJohnson@RegencyCenters.com

Regency Centers Announces Closing of its Common Stock Offering and Notice of Redemption of Notes due June 2017

JACKSONVILLE, Fla. (July 15, 2016) – Regency Centers Corporation (“Regency” or the “Company”; NYSE: REG) today announced the closing of its underwritten public offering of 5,002,500 shares of common stock (the “Offering”), which included the full exercise of the over-allotment option by its underwriters. The offering resulted in gross proceeds of approximately $400 million (the “Proceeds”).

As previously announced, the Company will use a portion of the Proceeds to redeem its outstanding $300 million 5.875% Senior Unsecured Notes due June 2017 (the “Notes”). On July 13, 2016 the Company notified U.S. Bank National Association, as Trustee, of its intent to redeem the Notes on August 12, 2016. The redemption price will be determined in accordance with the applicable indenture and is expected to be approximately $316 million, including accrued and unpaid interest through the proposed redemption date and a make-whole amount as defined in such indenture.

About Regency Centers Corporation (NYSE: REG)

With more than 50 years of experience, Regency is the preeminent national owner, operator and developer of high-quality, grocery-anchored neighborhood and community shopping centers. The Company’s portfolio of 314 retail properties encompasses more than 40 million square feet located in top markets throughout the United States, including co-investment partnerships. Regency has developed 222 shopping centers since 2000, representing an investment at completion of more than $3 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.